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                                                                     Exhibit (4)

                            CONFIDENTIALITY AGREEMENT

         This Confidentiality Agreement (this "Agreement"), effective May 17, 1999, relates to the proposed exchange of confidential information between Calpine Corporation, a corporation organized under the laws of the State of Delaware ("Calpine"), and Cogeneration Corporation of America, a corporation organized under the laws of the State of Delaware ("CogenAmerica") in connection with the consideration by Calpine of a possible transaction with CogenAmerica or any of CogenAmerica's principal shareholders (each a "Possible Transaction").

         CogenAmerica and Calpine agree as follows with respect to (i) confidential information (whether in the form of documents, oral communications or otherwise) disclosed by CogenAmerica to Calpine in connection with a Possible Transaction (the "CogenAmerica Information"), and (ii) confidential information (whether in the form of documents, oral communications or otherwise) disclosed by Calpine to CogenAmerica in connection with a possible Transaction (the "Calpine Information"):

      1. (a) Subject to the exceptions set forth in Paragraph 3 Calpine agrees (i) to treat all CogenAmerica Information as the strictly confidential and proprietary information of CogenAmerica and to not use the CogenAmerica Information for any purpose other than the evaluation and performance of a Possible Transaction by Calpine or disclose CogenAmerica Information to third parties other than to Calpine's directors, officers, affiliates, agents advisors (including, without limitation, financial advisors, attorneys and accountants) and employees (collectively, "Calpine Representatives") without the prior written permission of CogenAmerica; and (ii) to not disclose to any person other than to Calpine Representatives that the CogenAmerica Information has been made available, that discussions or negotiations are taking place or have taken place concerning a Possible Transaction, or any of the terms or other facts with respect to a Possible Transaction, including the status thereof and the previous discussions and exchange of correspondence between Calpine and NRG Energy, Inc. ("NRG") relating to CogenAmerica and NRG's ownership interest in CogenAmerica, without the prior written permission of CogenAmerica.

            (b) Subject to the exceptions set forth in Paragraph 3, CogenAmerica agrees (i) to treat all Calpine Information as the strictly confidential and proprietary information of Calpine and to not use the Calpine Information for any purpose other than the evaluation and performance of a Possible Transaction by CogenAmerica or disclose Calpine Information to third parties other than to CogenAmerica's directors, officers, affiliates, agents advisors (including, without limitation, financial advisors, attorneys and accountants) and employees (collectively, "CogenAmerica Representatives") without the prior written permission of Calpine; and (ii) to not disclose to any person other than to CogenAmerica Representatives that the Calpine Information has been made available, that discussions or negotiations are taking place or have taken place concerning a Possible Transaction, or any of the terms or other facts with respect to a

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            Possible Transaction, including the status thereof and the previous discussions and exchange of correspondence between Calpine and NRG Energy, Inc. ("NRG") relating to CogenAmerica and NRG's ownership interest in CogenAmerica, without the prior written permission of Calpine.

      2. Subject to the exceptions set forth in Paragraph 3, Calpine will not disclose any CogenAmerica Information, and CogenAmerica will not disclose any Calpine Information, to any Calpine Representatives or CogenAmerica Representatives, respectively, to whom disclosure is necessary in connection with the evaluation and performance of a Possible Transaction. All Calpine Representatives to whom CogenAmerica Information and other information relating to a Possible Transaction is made available by Calpine shall be under confidentiality obligations with Calpine for the benefit of CogenAmerica consistent with this Agreement. All CogenAmerica Representatives to whom Calpine Information and other information relating to a Possible Transaction is made available by CogenAmerica shall be under confidentiality obligations with CogenAmerica for the benefit of Calpine consistent with this Agreement.

      3. (a) The provisions of Paragraphs 1 and 2 shall not apply to any CogenAmerica Information which (i) is or becomes publicly known through no fault of Calpine, (ii) is disclosed to Calpine on a non-confidential basis by a third party whom Calpine believes after due inquiry is entitled to disclose it, (iii) Calpine can demonstrate on the basis of written records was already known to it on a non-confidential basis prior to receipt from CogenAmerica, or
            (iv) subject to Paragraph 3(c), is required to be disclosed by law or legal process.

            (b) The provisions of Paragraphs 1 and 2 shall not apply to any Calpine Information which (i) is or becomes publicly known through no fault of CogenAmerica, (ii) is disclosed to CogenAmerica on a non-confidential basis by a third party whom CogenAmerica believes after due inquiry is entitled to disclose it, (iii) CogenAmerica can demonstrate on the basis of written records was already known to it on a nonconfidential basis prior to receipt from Calpine, or (iv) subject to Paragraph 3(c), is required to be disclosed by law or legal process.

            (c) In the event that Calpine or any of its representatives, or CogenAmerica or any of its representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the information protected by this Agreement (the said party being herein designated as a "Compelled Disclosure Party"), the Compelled Disclosure Party or its representative as the case may be, agrees to (i) immediately notify the other party to this Agreement (the "Protected Party") of the existence, terms and circumstances surrounding such a request or requirement, (ii) consult with the Protected Party on the advisability of taking legally available steps to resist or narrow such request or requirement, and (iii) assist the Protected Party in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Protected Party waives compliance with the provisions hereof, (1) the Compelled Disclosure Party or its representative, as the case

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            may be, may disclose to any tribunal only that portion of the information protected hereunder which it is advised by counsel is legally required to be disclosed and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such and (2) said party shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by said party, or any of its representatives, not permitted by this Agreement.

      4. (a) Upon the written request at any time of CogenAmerica, Calpine agrees that all copies of CogenAmerica Information will be promptly returned to CogenAmerica and that all copies of any analyses, compilations, forecasts, studies or other documents based upon or containing CogenAmerica Information prepared by Calpine, or its directors, officers, affiliates, agents or employees, will be promptly destroyed and such destruction will be promptly confirmed in writing to CogenAmerica.

            (b) Upon the written request at any time of Calpine, CogenAmerica agrees that all copies of Calpine Information will be promptly returned to Calpine and that all copies of any analyses, compilations, forecasts. studies or other documents based upon or containing Calpine Information prepared by CogenAmerica, or its directors, officers, affiliates, agents or employees, will be promptly destroyed and such destruction will be promptly confirmed in writing to Calpine.

      5. Calpine and CogenAmerica agree that Calpine Information and CogenAmerica Information include confidential and proprietary information and trade secrets. Calpine and CogenAmerica acknowledge that remedies at law may be inadequate to protect against breach of this Agreement, and each party hereby agrees that the other party may seek injunctive relief to prevent disclosure of Calpine Information and CogenAmerica Information.

      6. It is understood that this Agreement does not obligate either Calpine or CogenAmerica to enter into any further agreement or to consummate in any way a Possible Transaction. Until the execution by both parties of a binding written agreement setting forth the terms and conditions of a Possible Transaction, each party agrees that either party may withdraw from the negotiations concerning a Possible Transaction at any time for any reason without any liability to the other party of any kind whatsoever with respect to a Possible Transaction.

      7. Calpine agrees that, until the earlier of eighteen (18) months from the date hereof or the closing of a Possible Transaction, unless such shall have been specifically agreed to in advance by CogenAmerica, Calpine will not, in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or any material portion of the assets of CogenAmerica or any of its subsidiaries, (ii) any tender or exchange offer or merger or other business combination involving CogenAmerica or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to CogenAmerica or any of its

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            subsidiaries, or (iv) any "Solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of CogenAmerica, (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) for any of the purposes referred to in Section 7(a), (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of CogenAmerica, (d) take any action which might force CogenAmerica to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party (other than Calpine Representatives) with respect to any of the foregoing; provided, however, that Calpine shall be entitled to make nonpublic proposals relating to NRG Energy's shareholdings in CogenAmerica and to discuss the terms thereof with CogenAmerica and CogenAmerica Representatives and with NRG Energy, Inc. and its directors, officers, affiliates, agents advisors (including, without limitation, financial advisors, attorneys and accountants) and employees. Calpine also agrees during any such period not to request that CogenAmerica (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this paragraph.

      8. This Agreement shall be in force and effect for a period of two (2) years from the date hereof and shall be governed by the laws of the State of New York, excluding its conflicts of laws rules. This Agreement may be executed in counterparts which together will constitute the same instrument. This Agreement may be executed by manual signature transmitted electronically and any such signature will be deemed to be a manual execution.

      9. EACH OF CALPINE AND COGENAMERICA HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING HERETO.

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

Cogeneration Corporation of America                 Calpine Corporation

By: /s/ Julie A. Jorgensen                          By: /s/ Robert D. Kelly
    ----------------------                              -------------------
Title: President and Chief Executive Officer        Title: Senior Vice President
Date:  May 17, 1999                                 Date: May 17, 1999


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